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AMENDMENT TO SUPPLEMENTAL AGREEMENT                                EXHIBIT 10.79

         This Amendment to the Supplemental Agreement (this "Amendment"), dated as of February 7, 2005 (the "Amendment Date"), is made and entered into by and among Nektar Therapeutics ("Nektar", formerly known as Inhale Therapeutic Systems, Inc. or "Inhale") and Alliance Pharmaceutical Corp. ("Alliance") (collectively referred to as the "Parties").

         WHEREAS, Inhale and Alliance have previously entered into the following agreements (collectively, the "Prior Agreements"): (a) an Asset Purchase Agreement dated as of October 4, 1999 (the "APA"); (b) a License Agreement (License to Inhale) dated as of November 4, 1999 (the "License to Inhale"); (c) a License Agreement (License to Alliance) dated as of November 4, 1999 (the "License to Alliance"); (d) a Product Development Rights Agreement dated as of November 4, 1999 (the "PDRA"); (e) an Escrow Agreement dated as of November 4, 1999 (the "Escrow Agreement"); and (f) a Supplemental Agreement dated as of March 15, 2002 (the "Supplemental Agreement");

         WHEREAS, Nektar and Alliance desire to amend certain portions of the Supplemental Agreement and other Prior Agreements;

         WHEREAS, Nektar desires to purchase from Alliance, and Alliance is willing to sell to Nektar, additional amounts of a chemical known as Perflubron to enable Nektar to develop products based upon the technology assigned and/or licensed to Nektar pursuant to the Prior Agreements; and

         WHEREAS, Nektar desires to reinstate and modify an escrow arrangement described in the Prior Agreements to enable Nektar to access certain files, records and information described in the Prior Agreements;

         NOW, THEREFORE, for and in consideration of the premises, and the mutual promises, releases, and agreements herein contained, the Parties agree as follows:

1. IMPACT OF THIS AMENDMENT ON THE SUPPLEMENTAL AGREEMENT AND OTHER PRIOR AGREEMENTS.

         1.1. ALL PRIOR AGREEMENTS REMAIN EFFECTIVE. The Parties have concluded that it is not practical to restate in their entirety the Prior Agreements to reflect the compromises, agreements, and additional transactions embodied in this Amendment. As modified and explained by this Amendment, and except as specifically set forth in this Amendment, the other Prior Agreements remain in full force and effect. Any capitalized terms not defined herein shall have the meanings given in the Prior Agreements.

         1.2. THIS AMENDMENT CONTROLS. This Amendment modifies and/or explains certain aspects of the Prior Agreements and addresses additional subjects not covered by the Prior Agreements. In the event of any inconsistency between the provisions of this Amendment and the provisions of the Prior Agreements, this Amendment is controlling for all purposes.


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2. PAYMENTS BY NEKTAR. In consideration for rights granted herein to Nektar and termination of certain of Nektar's obligations under the Prior Agreements, and the sale by Alliance to Nektar of ten (10) metric tons of Perflubron as described in Section 4.1, Nektar agrees to pay Alliance up to a total of one million seven hundred fifty thousand dollars ($1,750,000), in three (3) installments. The first such installment, of one million two hundred eighty-two thousand five hundred dollars ($1,282,500), will be paid within five (5) business days of the later to occur of the following: (a) the date upon which the Parties sign the Amendment; (b) the date upon which Alliance deposits the laboratory notebooks into escrow as required pursuant to Section 3.1; and (c) the date upon which Nektar receives from Alliance the invention disclosures as required pursuant to Section 3.2. The second such installment, of one hundred thousand dollars ($100,000), will be paid within five (5) business days of the later to occur of the following: (a) the date upon which the Parties sign the Amendment and (b) the date upon which Nektar receives the last letter of consent to be provided by Alliance and certain Third Parties pursuant to Section 6. The third and final such installment, of up to three hundred sixty-seven thousand five hundred dollars ($367,500) (the "Total Potential Third Installment"), will be paid as provided in Section 4.2(c). Each of such installment payments shall be made by wire transfer to an account designated in writing by Alliance.

3. ALLIANCE'S ESCROW OBLIGATIONS.

         3.1. INFORMATION TO BE PLACED INTO ESCROW. Within fifteen (15) calendar days after the Amendment Date, Alliance will place into escrow with Iron Mountain Intellectual Property Management, Inc. (formerly known as DSI Technology Escrow Services, Inc.) pursuant to the terms of the Escrow Agreement between the Parties of even date herewith (the "Second Escrow Agreement") the originals of the laboratory notebooks listed on Exhibit A. The Parties acknowledge that such notebooks are necessary for Nektar to practice the intellectual property rights it has licensed, acquired or been assigned under the Prior Agreements. Additionally, from time to time Nektar may request that Alliance place into escrow copies of such additional data owned or controlled by Alliance directly related to, necessary, or useful for the use or the development of the PulmoSpheres(R) Technology, MediSpheres(TM) Technology or the Bioavailability Technology in the Inhale Field. Alliance will make reasonable efforts to comply with all such requests within thirty (30) calendar days of its receipt of such request. If Alliance fails to deposit the requested data and information into escrow within the time specified herein, then Nektar will have direct right of access to such data and information, provided that Nektar shall allow Alliance an opportunity to redact any Confidential Information of Alliance, other than information constituting Licensed Know-How or information that is in the public domain, that is contained in such requested data and information using the mechanism set forth in Section 3.4(c).

         3.2. TRANSFER AND SALE OF INVENTION DISCLOSURES. Within five (5) business days after the Amendment Date, Alliance shall ship to Nektar, in accordance with Nektar's instructions and at Nektar's expense, the originals of the invention disclosures listed on Exhibit B. The Parties acknowledge that such disclosures and inventions are necessary for Nektar to practice the intellectual property rights it has licensed, acquired or been assigned under the Prior Agreements. Alliance may retain copies of each of such items. Nektar shall on the Effective Date own all rights, title, and interest in and to such invention disclosures, provided that Alliance shall have access to such items as follows.


                                       2
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If required for patent or regulatory purposes, Nektar shall allow Alliance or its representatives or independent contractors (including its licensees or sublicensees), and any regulatory authorities, to access and/or make additional copies of the originals of each of such items at Nektar's facilities, upon reasonable written advance notice to Nektar. Such access shall be provided during the hours of 9 a.m. until 5 p.m. on normal business days in California.

         3.3. EXPENSES. Nektar shall bear all expenses of establishing and maintaining the escrow established pursuant to this Amendment and the Second Escrow Agreement.

         3.4. NEKTAR ACCESS TO INFORMATION.

              (a) Any information placed into escrow pursuant to Section 3.1 that is directly related to, necessary, or useful for the use or the development of PulmoSpheres(R) Technology, MediSpheres(TM) Technology or Bioavailability Technology in the Inhale Field and all information provided to Nektar pursuant to Section 3.2 shall be Confidential Information of Nektar, provided that Alliance may use the information provided under Section 3.2 solely to develop Alliance Products.

              (b) All other information placed into escrow pursuant to Section
3.1 or Information as to which Nektar obtains a right of access, use or maintenance as provided in Section 6 shall be Confidential Information of Alliance (excluding any information that is included in the Purchased Assets), subject to the rights granted to Nektar below in this Section 3.4(d) or otherwise in this Amendment or the Prior Agreements. Further, the Parties recognize that certain of the laboratory notebooks to be placed into escrow pursuant to Section 3.1 may contain, in part, information or data that is not directly related to, necessary, or useful for the use or the development of PulmoSpheres(R) Technology, MediSpheres(TM) Technology or Bioavailability Technology in the Inhale Field, which is deemed the Confidential Information of Alliance but which is therefore not included in Licensed Know-How. The Parties further recognize that Alliance desires to protect such Confidential Information of Alliance from disclosure to Nektar to the extent practicable while enabling Nektar to exercise its rights under the Prior Agreements and this Amendment.

              (c) Accordingly, if Nektar, its Partners, licensees or sublicensees (or patent or regulatory authorities interacting with the foregoing) require access to the originals of the escrowed laboratory notebooks or to make copies of such notebooks, then Nektar shall provide to Alliance the reason why access is required and shall give Alliance ten (10) calendar days prior written notice of its desire to so review or copy such notebooks (such time period, the "Notice Period"). Following the Notice Period, Nektar, its Partners, licensees and sublicensees shall access the escrowed notebooks and review them to determine what information it or they require. After such review, Nektar, its Partners, licensees and sublicensees may copy only that information required and shall provide any copies of such information to Alliance for redaction. Nektar, its Partners, licensees and sublicensees shall endeavor to use copies of the escrowed notebooks, rather than original notebooks, where copies will reasonably serve the purpose of such access or review, and shall endeavor to only withdraw those notebooks that are necessary. Alliance has the right to temporarily redact Confidential Information of Alliance, other than


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information constituting Licensed Know-How or information in the public domain, from the escrowed notebooks being reviewed in original form, or permanently redact Confidential Information of Alliance, other than information constituting Licensed Know-How or information in the public domain, from copies of the escrowed notebooks so made, provided that Alliance shall endeavor to effect such redactions as quickly as practicable, but in no event shall such redactions require longer than ten (10) calendar days from the date Nektar provides Alliance with the escrowed notebooks or copies thereof. Alliance shall notify Nektar in writing when such redactions are complete. Notwithstanding the foregoing, if Nektar, its Partners, licensees or sublicensees require expedited access to the escrowed laboratory notebooks because of deadlines imposed by regulatory or patent authorities, other governmental or administrative authorities, or any court, then Nektar shall provide to Alliance written documentation of such deadline, and the basis thereof, and the Notice Period shall instead be five (5) business days or such longer period as the Parties may mutually agree, in which case Alliance shall have three (3) business days to redact the escrowed notebooks or copies thereof as described above. If Alliance fails to redact Confidential Information of Alliance, other than information constituting Licensed Know-How or information in the public domain, within the relevant time provided in this Section 3.4(c), then such information will nevertheless remain the Confidential Information of Alliance and subject to the protections of Section 11 of the Asset Purchase Agreement. For clarity, the Parties hereby agree that Alliance shall not redact information contained in the escrowed notebooks that constitutes Confidential Information of Nektar, Licensed Know-How or information in the public domain. If the Parties cannot agree on what information constitutes Confidential Information of Alliance subject to redaction, the Parties shall meet and confer to resolve such disagreement. Nektar hereby affirms that (i) the escrowed notebooks remain at all times the property of Alliance and (ii) if Nektar, its Partners, licensees or sublicensees (or patent or regulatory authorities interacting with the foregoing) accesses the originals of such escrowed notebooks in accordance with the foregoing provisions, then Nektar shall notify Alliance of the expected time during which such originals will be removed from escrow; provided that Nektar, its Partners, licensees and sublicensees (or patent or regulatory authorities interacting with the foregoing) shall not remove such originals from escrow any longer than is necessary, and shall redeposit such originals into escrow when Nektar's need for the original escrowed notebooks ceases. Additionally, Nektar shall require any Partner, licensee and sublicensee (or patent or regulatory authorities interacting with the foregoing) to abide by this provision.

              (d) Nektar may grant to its Partners, licensees or sublicensees a right of reference to any of Nektar's regulatory filings containing data and information placed into escrow pursuant to Section 3.1, provided in the Invention Disclosures pursuant to Section 3.2, or provided by certain Third Parties pursuant to Section 6, provided that such Partners, licensees or sublicensees maintain the confidentiality of all Confidential Information of Nektar and all Confidential Information of Alliance as required by Section 11 of the Asset Purchase Agreement. Nektar shall require its Partners, licensees and sublicensees to enter into a written agreement requiring such entities to hold in confidence and not make use of the Confidential Information of Alliance, other than information constituting Licensed Know-How or information in the public domain, for any purpose other than those permitted by this Agreement. Nektar and its Partners, licensees or sublicensees (or patent or regulatory authorities interacting with the foregoing) may copy and use all information and data provided to Nektar under Section 3.1 (and the Second Escrow Agreement), other than Confidential Information of Alliance that does not constitute Licensed Know-How or information in the public domain, to develop or commercialize Products in the Inhale Field. Notwithstanding the foregoing, all access to the escrowed notebooks under Section 3.1 by Nektar, its Partners, licensees or sublicensees (or patent or regulatory authorities interacting with the foregoing) shall be provided only using the mechanism set forth in Section 3.4(c). Nothing in this Section 3.4 should be interpreted or construed as expanding Alliance's obligation to place into escrow or otherwise transfer to Nektar any information other than the information expressly described in Sections 3.1, 3.2, and 6. For clarity, the foregoing Section 3.4(d) shall not limit any of the rights granted Nektar under the Prior Agreements.

4. SUPPLY OF PERFLUBRON.

         4.1. PURCHASE OF PERFLUBRON. Alliance hereby agrees to sell to Nektar, and Nektar hereby agrees to purchase from Alliance, ten (10) metric tons of Perflubron that complies with the specifications attached as Exhibit C (the "Specifications") and has been made in compliance with current Good Manufacturing Practices (as defined in 21 C.F.R. Sections 210-211) and other applicable laws, rules, and regulations. Notwithstanding the foregoing, Alliance makes no representations as to compliance with specific gravity requirements in the Specifications as Alliance never tested such Perflubron for specific gravity. Alliance shall ship at Nektar's cost, including any costs of weighing the Perflubron and preparing the associated paperwork (provided that such costs do not exceed one thousand five hundred dollars ($1,500)), in accordance with Nektar's instructions such Perflubron FCA (INCOTERMS 2000) 6175 Lusk Boulevard, San Diego, California 92121 prior to February 28, 2005. Title and risk of loss and damages shall pass to Nektar upon delivery to Nektar's designated common carrier. Nektar will insure the shipments of Perflubron against damage or loss, and Alliance will reasonably cooperate with Nektar if requested in such efforts. Any federal, state or local sales or use tax, or similar charges, assessed or charged on such sale shall be paid by Nektar.

         4.2. REPLACEMENT OF NONCONFORMING PERFLUBRON.

              (a) Nektar shall have ninety (90) calendar days from the date that Nektar receives the shipment of Perflubron to notify Alliance that some or all of the shipment fails to comply with the Specifications (other than the specific gravity requirements thereof); provided that if Nektar fails to inform Alliance of any nonconformance within such time, then Nektar shall be deemed to accept such shipment of Perflubron. Within thirty (30) calendar days of notice by Nektar of any non-compliance, Alliance shall replace the nonconforming Perflubron (in any amount up to three (3) metric tons) with Perflubron remaining in Alliance's possession, provided that Nektar shall bear the cost of shipping such replacement supply as if such shipment were the original shipment made under Section 4.1. Nektar shall have ninety (90) calendar days from the date that Nektar receives the shipment of such replacement Perflubron to notify Alliance that some or all of the replacement Perflubron fails to comply with the Specifications (other than the specific gravity requirements thereof); provided that if Nektar fails to inform Alliance of any nonconformance within such time, then Nektar shall be deemed to accept such replacement shipment of Perflubron. Notwithstanding the foregoing, if more than five (5) metric tons of Perflubron initially shipped to Nektar fails to conform to the Specifications (other than the specific gravity requirements thereof), then Nektar shall have the right to notify Alliance that Nektar does not want Alliance to ship any replacement Perflubron under this Section 4.2(a). Nektar shall, at its own cost, destroy any nonconforming Perflubron it receives from Alliance and provide to Alliance a certificate of destruction from an independent Third Party.

              (b) Notwithstanding the foregoing Section 4.2(a), during the five
(5) business days of receiving notice from Nektar that any portion of the Perflubron shipped to Nektar is nonconforming, Alliance shall have the right, but not the obligation, to require the submission of the nonconforming Perflubron to be retested by an independent Third Party laboratory (reasonably acceptable to Nektar) to determine whether such shipment conformed to Specifications (other than the specific gravity requirements thereof); provided that Alliance shall bear the costs of such independent Third Party laboratory testing. The determination of such Third Party shall be obtained within ninety
(90) calendar days after submission of a sample to such Third Party and shall be binding upon the Parties; provided that if such Third Party determination is not obtained within such ninety (90) day period, then Nektar's determination that the Perflubron is nonconforming shall be binding. If such Third Party laboratory determines that any Perflubron requested by Nektar does meet the Specifications thereof (excluding the specific gravity requirements thereof), then Nektar shall be deemed to accept such quantity of Perflubron as the date such Third Party makes such determination.

              (c) Within five (5) business days of Nektar accepting or being deemed to accept any portion of the Perflubron as conforming to the Specifications (other than the specific gravity requirements thereof) pursuant to Section 4.2, Nektar shall pay to Alliance an amount equal to the product of thirty-six thousand seven hundred fifty dollars ($36,750) and the number of full metric tons of conforming Perflubron accepted or deemed to be accepted by Nektar as set forth in Section 4.2. The Total Potential Third Installment paid by Nektar to Alliance under this Section 4.2(c) shall not exceed three hundred sixty-seven thousand five hundred dollars ($367,500).

         4.3. RELATED INFORMATION. Additionally, Alliance shall at the time it supplies Perflubron pursuant to Section 4.1 provide to Nektar information regarding analytical testing methodology described in Exhibit D for Perflubron sufficient to enable Nektar to perform the testing to confirm that the Perflubron meets the specifications set forth in Exhibit C.

         4.4. CLARIFICATION. Section 9.3 of the Supplemental Agreement does not apply to Perflubron supplied hereunder. The Parties have provided in this Amendment all terms and conditions applicable to such supply.

5. TERMINATION OF ROYALTY AND MILESTONE PAYMENT OBLIGATION. Nektar's payment obligations under Sections 1.6 and 1.7 of the APA (as amended pursuant to Section 2.2 of the Supplemental Agreement) and Section 2.3 of the Supplemental Agreement are hereby terminated in their entirety.

6. LETTERS OF CONSENT. Within sixty (60) calendar days after the Amendment Date, Alliance shall provide to Nektar two letters of consent conferring upon Nektar, its Partners, licensees and sublicensees the right to access, use, and maintain any data and materials generated in the course of the relevant clinical research organization's (the "CRO") performance of certain pre-clinical studies for Alliance. Each such letter shall be substantially in the form of the consent letter attached as Exhibit E, and shall be executed by Alliance and either of the two (2) CROs involved in the studies listed on Exhibit F. Such letter of consent will (a) obligate the CRO to notify Nektar and Alliance if and when the CRO decides to abandon or otherwise no longer maintain data and materials generated in the course of the pre-clinical study for Alliance and (b) if the

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CRO notifies Nektar that it will abandon or no longer maintain data and materials generated in the course the study for Alliance, grant Nektar the right to maintain such data at Nektar's sole expense. The Parties acknowledge that any information or data and materials transferred to Nektar under this Section 6 is necessary for Nektar to practice the intellectual property rights it has licensed, acquired or been assigned under the Prior Agreements.

7. AMENDMENT OF ASSIGNMENT PROVISION OF THE PRIOR AGREEMENTS.

         7.1. AMENDMENT OF APA. Section 12.11 of the APA is deleted in its entirety and replaced with the following:

                  Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or other similar transaction, and further, provided in no event shall Alliance assign its rights under this Agreement to a Competitor of Inhale (as defined in the License to Alliance). Notwithstanding the foregoing, Inhale may only assign its rights and obligations under this Agreement to a third party in conjunction with an assignment of the PDRA. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 12.11 shall be void.

         7.2. AMENDMENT OF LICENSE TO INHALE. Section 8.4 of the License to Inhale shall be deleted and replaced with the following:

                  Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or other similar transaction, and further, provided in no event shall Alliance assign its rights under this Agreement to a Competitor of Inhale (as defined in the License to Alliance). Notwithstanding the foregoing, Inhale may only assign its rights and obligations under this Agreement to a third party in conjunction with an assignment of the PDRA and the License to Alliance. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section
                  8.4 shall be void.

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

7.3. AMENDMENT OF LICENSE TO ALLIANCE. Section 8.4 of the License to Alliance is hereby deleted and replaced in its entirety with the following:

                  Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or other similar transaction, and further, provided in no event shall Alliance assign its rights under this Agreement to a Competitor of Inhale (as defined in the License to Alliance). Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 8.4 shall be void.

         7.4. AMENDMENT OF PDRA (AS AMENDED). Section 7.7 of the PDRA (as amended in Section 7.2(j) of the Supplemental Agreement) shall be modified by deleting the phrase "or shall Inhale assign its rights under this Agreement to an entity that has fewer than two hundred employees without Alliance's prior written consent, not to be unreasonably withheld."

         7.5. AMENDMENT OF SUPPLEMENTAL AGREEMENT. Section 13.4 of the Supplemental Agreement is deleted and replaced in its entirety with the following:

                  Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or other similar transaction, and further, provided in no event shall Alliance assign its rights under this Agreement to a Competitor of Inhale (as defined in the License to Alliance). Notwithstanding the foregoing, Inhale may only assign its rights and obligations under this Agreement to a third party in conjunction with an assignment of the PDRA and the License to Alliance. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section
                  13.4 shall be void.

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8. REPRESENTATIONS AND WARRANTIES.

         8.1. REPRESENTATIONS AND WARRANTIES OF ALLIANCE.

              (a) Alliance is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Amendment. In addition, and immediately before and after giving effect to the consummation of the transactions contemplated by this Amendment, (i) Alliance is able and will be able to pay its debts as they become due; (ii) Alliance does not and will not have unreasonably small assets with which to conduct its present or proposed business; and (iii) taking into account all contingent pending and threatened litigation, final judgments against Alliance in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Alliance is or will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions might be rendered) as well as all other obligations of Alliance. The cash available to Alliance, taking into account all other anticipated uses of the cash, is and will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section, (x) "insolvent" means that the sum of the present fair saleable value of Alliance's assets does not and will not exceed its debts and other probable liabilities; and (y) "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

              (b) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.1, SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PERFLUBRON, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         8.2. REPRESENTATIONS AND WARRANTIES OF NEKTAR. Nektar warrants that neither it nor, to Nektar's reasonable belief, any of its current affiliates, licensees or sublicensees, will commence or conduct Phase III clinical trials for more than one product that incorporates or is made using PulmoSpheres(R) Technology or MediSpheres(TM) Technology prior to January 1, 2006. Nektar also warrants that there are no payments, as of the date of this Amendment, owed from Nektar to Alliance pursuant to Sections 1.6 and 1.7 of the APA (as amended by Section 2.2 of the Supplemental Agreement) and Section 2.3 of the Supplemental Agreement.

9. MISCELLANEOUS.

         9.1. NOTICES. All notices, requests, waivers, releases, consents, and other communications required or permitted by this Amendment (collectively, "Notices") must be given in writing. Notices will be deemed sufficiently given for all purposes when delivered in person or when dispatched by electronic facsimile transmission or upon confirmation of receipt when dispatched by a nationally recognized overnight courier service to the appropriate party as follows: (a) If to Nektar, at 150 Industrial Road, San Carlos, CA 94070, to the attention of the Chief Executive Officer, with a copy to the Vice President, Corporate Legal, and (b) if to Alliance, at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122, to the attention of the President and Chief Operating Officer, with a copy to Ken Polin, Foley and Lardner, 402 W. Broadway, Suite 2300, San Diego, CA, 92101.

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

              9.2. OPPORTUNITY TO CURE. Upon a Party's failure to comply with any of its material obligations set forth in this Amendment, the other Party shall give written notice to the breaching Party of such default, specifying the nature of the default, and requiring the breaching Party to cure such default. The breaching Party shall have thirty (30) calendar days after its receipt of such notice to cure the default. If such default is not cured within such thirty
(30) calendar day period, then the non-breaching Party shall be entitled to pursue its right under the dispute resolution provisions of the Prior Agreements.

              9.3. AMENDMENT AND WAIVER. This Amendment may be amended, modified, waived, discharged, or terminated only by an instrument in writing signed by all Parties.

              9.4. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided under this Amendment, neither this Amendment nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Amendment and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Amendment relates, or in the event of its merger, consolidation, change in control or other similar transaction, and further, provided in no event shall Alliance assign its rights under this Amendment to a Competitor of Inhale (as defined in the License to Alliance). Notwithstanding the foregoing, Nektar may only assign its rights and obligations under this Amendment to a third party in conjunction with an assignment of the PDRA. Any permitted assignee shall assume all obligations of its assignor under this Amendment. Any purported assignment or transfer in violation of this Section 9.4 shall be void.

              9.5. RIGHTS OF THE PARTIES. Nothing expressed or implied in this Amendment is intended or will be construed to confer upon or give any person or entity other than the Parties any rights or remedies under or by reason of this Amendment or any transaction contemplated hereby.

              9.6. EXPENSES. Each of the Parties to this Amendment will bear its own expenses incurred in connection with this Amendment and the transactions contemplated hereby.

              9.7. TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Amendment or the Prior Agreements.

              9.8. ENTIRE AGREEMENT. This Amendment, together with its Exhibits, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, and there are no agreements among the Parties hereto with respect thereto except as expressly set forth herein.

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              9.9. SEVERABILITY. In case any provision contained in this
Amendment is invalid or unenforceable, the validity and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

              9.10. GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of California.

              9.11. CLARIFICATION. All information provided or transferred to Nektar pursuant to this Agreement or the Escrow Agreement is necessary for Nektar to practice the licenses granted by Alliance to Nektar under the Prior Agreements, which licenses are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. Alliance agrees that Nektar, as a licensee of such rights under the Prior Agreements, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code with respect to such information and related intellectual property rights. All rights under this Amendment are supplemental to the licenses granted by Alliance to Nektar under the Prior Agreements. Nothing in this Amendment is intended to affect the rights granted by Nektar to Alliance under the Prior Agreements.

              9.12. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original; such counterparts will together constitute but one agreement.

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         IN WITNESS WHEREOF, the Parties hereto have duly executed this
Amendment as of the Amendment Date.

NEKTAR THERAPEUTICS                          ALLIANCE PHARMACEUTICAL CORP.

By:                                          By:
    --------------------------------             -------------------------------
Date:                                        Date:
      ------------------------------               -----------------------------


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